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                                                                  EXHIBIT 99.2


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                                 NCO GROUP INC.
                         Second Quarter Conference Call
                                 August 1, 2001
                                 11:30 a.m. est


Moderator          Good morning, ladies and gentlemen and thank you for standing
                   by. Welcome to the NCO Group Second Quarter conference call.
                   At this time, all participants are in a listen-only mode.
                   Following the formal presentation, instructions will be given for the question and answer session. As a reminder, this conference is being recorded today, Wednesday August 1, 2001.

                   I would now like to turn the conference over to Ms. Nicole Engle of the Financial Relations Board. Please go ahead, ma'am.

N. Engle Good morning and thank you for joining us today to discuss NCO Group's second quarter 2001 results. By now, you should have all received a faxed copy of the press release. However, if anyone is missing a copy and would like one, please contact our office at 212-861-8030, and we will send one over to you and ensure that you are on NCO distribution list. There will be a replay for the call, which will begin one hour after the call and run for one week. The replay can be accessed by dialing 1-800-405-2236 or 303-590-3000 pass code 369598.

                   On the line with us today is Michael Barrist, Chairman and Chief Executive Officer of NCO Group, and Steven Winokur, Executive Vice President of Finance and Chief Financial Officer of NCO Group. Management will make some opening comments and then we'll open the line for questions. Before we begin, I would like to read a standard forward-looking statement disclaimer.

                   Certain statements on this call including without limitations, statements as to the effects of the economy and the company's business; statements as to the effects of potential business opportunities; statements as to initiatives to improve margins; statements concerning projections of earnings per share or the earnings per share growth rate; statements as to fluctuations in quarterly operating results; statements as to trends; statements as to
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                   the company's or management beliefs, expectations or
                   opinions; and all other statements on this call, other than historical facts, are forward-looking statements as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the Safe Harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at anytime, and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to these factors, certain other factors including without limitation, the risks that the company will not be able to implement its five-year strategy as and when planned; the risk that the company will not be able to improve margins; risks relating to growth and future acquisitions; risks related to fluctuations and quarterly operating results; risks related to the timing of contracts; risks related to strategic acquisition and international operations; and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission, including the Annual Report on 10K filed on March 16,2001 can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

                   Michael, are you ready to begin?

M Barrist          Yes. Thank you. And thank you everyone for joining NCO
                   Group's second quarter conference call. The agenda for today's call is as follows. We'll begin with a quick overview of the quarterly results. I'll then spend considerable time on our view of the current domestic economy, including what we are currently seeing and how it impacts NCO's operations.
                   We'll review the change to our expense structure that we've been enacting to date. We'll spend some time on revised guidance for the balance of the year. Steven Winokur will then provide us a detailed financial recap for the quarter and as always, we'll open up for questions and answers.

                   During the second quarter of 2001, NCO met its revenue growth objectives with consolidated revenue reaching $183.3 million. However, continued margin pressure, as a result of the current difficult collection environment, caused us to fall short of our earnings expectations.

                   For the second quarter of 2001, the company has consolidated net income before one-time charges of $11.8 million and earnings per share before charges of $0.43. Additionally, during the quarter, the company took several one-time charges that related to a comprehensive reworking of its expense structure. These charges will be discussed in detail by Steven Winokur later in the call.
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                   Before we move on to the current economy and our plans to
                   improve our margins going forward, I'd like to take a moment to review the historical impact that a down turned economy has had on the collection industry.

                   During the second quarter of last year, we began to experience a downturn in consumer payment patterns. Initially, we approached these changes as transitory in nature. As we began to enter the third quarter of last year, we realized that these changes were not short lived and that the economy was definitely slowing.

                   NCO Group was among the first companies to notice changes in the economy and accordingly, we revised our guidance downward. At that time, we spelled out for our investors the historical affects a transition to a slower economy has had on the accounts receivable management industry. In our comments, we were careful to remind investors that NCO is a much larger company today than it was in the late 80's and early 90's, and that we would monitor the transition as it moved forward and advised investors of new developments. At that time, we believed that the impact of a slowing economy would affect the amount of revenue that we derive from a given client. However, we expected that the new business opportunities that would be presented to us, as our clients work through the delinquency and portfolio challenges, would outlay any losses due to liquidity.

                   While we knew that we would be spending additional amounts of direct expense to improve liquidity and to spin up new client revenue opportunities, we believe that the contribution of the net revenue gains would outweigh any expense pressures over the transition period. To date, the transition, as it relates to the revenue component, has met our expectations. We have managed our way through the compression and collectibility that reduced our revenue, and have been able to capitalize on our strong client performance in order to maximize new business opportunities over the last few quarters. However, as we discussed in the last two conference calls, the pressure on our margin has been greater than expected and as a result and lower than expected earnings for the current quarter.

                   In looking at the current economic environment, we must consider the fact that our consumer's pay us out of dollars that are at the lowest level of their discretionary spending budgets. Accordingly in an economic downturn, we drive less revenue from each available account. This means that for the contingency portion of our business, we could theoretically spend more money on direct expenses to generate between 5% and 10% less revenue.
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                   Throughout the first quarter, we believe that the economic outlook remained consistent and showed no further deterioration. Unfortunately as we navigate our way through the second quarter, we realized this was not the case, and we felt a further slowing in consumer spending and consumer confidence. Additionally, it's important to note that current economic indicators are down and while there is some economic data to support strong spending patterns later in this year, this is primarily in the major purchase arena which does not impact us. All in all, most sources believe that the remainder of the year from an economic perspective will be volatile at best.

                   These economic changes have been particularly frustrating in that we had made many changes to our expense structure to help us improve profitability given the operating climate in the first quarter. A further deterioration of liquidity requires us to further adjust our expense model and to change our outlook for the near term.

                   Over the last several quarters, we have spent considerable time analyzing our operating model. It has been challenging in that we had to work in an environment where some of our key operating variables have shifted into uncharted territory. We approached these changes to our operating model in a cautious way with a goal of improved profitability while being very careful not to inhibit our ability to continue to grow our business.

                   There were several "givens" in our analysis.

                   First, we knew that our clients would be looking to increase the scope and scale of their receivable outsourcing in a time of increasing delinquency and charge off challenges. Secondly, we knew that our near-term performance would be key metric that our clients would use to determine which business partners they would utilize for the new opportunities. And third, we knew that our client retention is outstanding and that any client relationships that expanded or developed, as a result of the current economic downturn, would most likely remain with our company on a long-term basis. These facts were the cornerstone of our initial analysis and the reason that we approached our cost realignment process with great caution.

                   Our initial analysis focused on several key metrics to track changes down to account collectibility, labor efficiency, and labor costs. Additionally, we reviewed all aspects of our SG&A structure with extra focus on direct expenses.
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                   The metrics we used for the analysis are as follows.

                   Revenue attainment, which is a metric that points to the amount of revenue we derive from a given amount of business. An analysis of major contingent clients shows that net liquidity is off by between 5% and 10%. Meaning the amount of revenue we derive from the work we do is down between 5% and 10%.

                   Another metric is efficiency labor. This shows us how much labor we utilize to drive revenue including the amount of new client labor drag. Our analysis shows that we are using between 4% and 6% more labor to obtain the same amount of revenue.

                   Revenue per CTE, or calculated time equivalent, shows the correlation of the amount of staff required to run our business over time and revenue. Over the past several quarters, we have seen a deterioration in the revenue per calculated time equivalent. However, in the past two months, we have seen some incremental improvement as the new labor control measures we have put into place took affect.

                   Labor cost inflation is another metric. This shows us the cost of an average employee within the company over time. This statistic has gone down, which is a very positive trend in that it shows the affects of eliminating higher cost personnel and replacing them with lower cost personnel. Additionally, ongoing integration as well as further deployment of NCO personnel in Canada and in India, will help us to continue to reduce the average cost of an employee over time.

                   Direct SG&A, which is the amount of direct SG&A that is utilized in the operational delivery of our services, is a metric that is used to help us determine what we need to do to reduce the amount of direct expense we put out for a particular project. This is an area that we continue to work on in detail today.

                   Over the last several months, we've used our higher volumes to renegotiate contracts with vendors as well as modify how we buy data and how we determine the amount of directed expense to spend on a given engagement. We have made new strategic decisions as it relates to purchase data, telecom and mailing expenses, and those should yield us substantial reductions over the next several quarters. We have also tightened our spending in the areas of indirect expenses such as insurance.
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                   Strict analysis of these metrics allows us to better manage our expense structure and positions us to manage any further deterioration in collect ability while meeting all the clients' objectives. This will ensure that NCO Group is best positioned in our industry and will allow us to continue to be the true best in class brand name. It is important to note that these changes have been made to help counteract the increases we have seen and the amount of direct costs it takes to drive our revenue.

                   We expect the changes we've made to allow us to maintain a 16% to 18% EBITDA margin in our service business over the remainder of this year.

                   In addition to the pressure of our operating model within the service components of our business, during the quarter we also saw changes to the performance of certain legacy NCO portfolio pools. These were portfolios purchased by NCO prior to its acquisition of Credit Trust and the formation of our separate public company NCO Portfolio Management. In order to counteract these changes, during the second quarter we adjusted several of our collection curves downward resulting in a reduction of revenue within NCO Portfolio Management as well as an impairment charge on six individual portfolios where the expected future collections were not sufficient to cover the carrying value of the portfolios.

                   While it is not normal to adjust a curve based on one quarter's performance, we felt it prudent to take into consideration the changes we are seeing in general payment patterns and adjust these files accordingly. Newer purchases as well as the legacy Creditrust portfolios were loaded with curves that took into account recent performance trends. Accordingly, no adjustments were required on those portfolios.

                   As we move into the latter part of this year, we believe that, absent any further deterioration of the economy, we should see consolidated EBITDA between 20% and 21% in the third quarter and 20.5% and 21.5% in the fourth quarter. This will translate into an EPS range of $0.40 to $0.44 in the third quarter and $0.42 to $0.46 in the fourth quarter. These estimates are based on what we know today and investors are cautioned that these estimates are subject to change at any time based on further deterioration of the economy or timing of expense improvement initiatives. Further guidance beyond the fourth quarter will be provided shortly as we get better visibility into the year 2002.

                   Before we move into the financial part of the call, I would just like to take a moment to discuss the recent flood at our corporate headquarters. On June 16, 2001, our corporate headquarters was flooded as a result of remnants of Tropical
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                   Storm Allison. The company executed its business continuity plan and was able to redeploy the displaced employees in very short order. The economic effect of the flood is expected to be fully covered by insurance.

                   While careful planning of our business continuity plan and the work of many of our dedicated people through the night allowed us to navigate our way through this disaster. It was the second flood we had had in less than two years at our corporate headquarters. The reoccurrence of a flood at our corporate headquarters mandates that we move to a new location. We are currently negotiating with several potential new locations and plan to make a decision in the next few weeks. The relocation of our corporate headquarters is expected to result in a one-time charge to earnings in the third quarter. I'll now turn the call over to Steven Winokur who will review the financial side of the quarter in detail.

S. Winokur         Thanks, Michael. Revenue for the second quarter of 2001 was
                   $183.3 million. This represents a 19% increase over the second quarter of last year and a 7.2% increase over last quarter. This was in line with our budgeted revenue numbers for the quarter.

                   U.S. Operations produced $164.9 million this quarter compared to $144.4 million last year. This represents an increase of 14.2%.

                   International Operations represented $9.3 million compared to $7.8 million last year. This represents a 19.2% increase over last year.

                   NCO Portfolio Management produced $17.9 million of revenue this quarter compared to $2.8 million for the same quarter of last year. This reflects the continued internal expansion of this division, as well as a full quarter of revenue attributable to the acquisition of Creditrust.

                   Included in the International Operations' revenue for the second quarter of 2001, was $1.1 million of work performed for the U.S. Operations. U.S. Operations included revenue of $7.7 million from Portfolio Management. Last year's revenue for U.S. operations included one million related to work performed for Portfolio Management.

                   Moving on to expenses.

                   Compared to the second quarter of last year, payroll and related expenses as a percentage of revenue increased from 47.9% to 48.4%, excluding the effects of one-time charges, which I will discuss in detail. Including the one-time
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                   charges, payroll and related expense as a percentage of
                   revenue was 54.3%.

                   Selling, general and administrative expenses increased as a percentage of revenue from 29.9% to 30.7%, again excluding the affects on one-time charges. Including the one-time charges, SG&A as a percentage of revenue was 31.7%.

                   As Michael discussed, on an overall basis, a difficult collection environment leads to higher expenses. Simply put, the amount of revenue the Company derives from a given collection effort decreases in a tough economy. Direct costs rise as more collectors, more time, more purchase data and more mail is required to maintain a given level of liquidity with our clients.

                   Investors have asked us if the new revenues are worth taking on because it appears that we're not making as much from incremental dollars. The answer is yes. The increased costs are not just on the new revenues; they're across all of our revenue base.

                   The increase in payroll as percent of revenue is primarily the result of increases in headcount and the incremental hours worked to achieve our revenue targets. Part of the increase is also attributable to previously discussed increases in employee benefits.

                   The increase in SG&A costs, as a percentage of revenue, was due primarily to a rise in collection related expenses. These increased costs include telephone, letter writing and postage, third party servicing fees, credit reporting, skiptracing, and legal and forwarding fees.

                   Typically, the decrease in liquidity and its resulting increase in expenses are offset by a rise in new business. While we have certainly seen the rise in new business, it has not been enough to compensate for the higher cost of collections. Accordingly, during the second quarter the company did an extensive review of this expense structure, to be sure that we were deriving the most benefit from the growing revenue base and taking advantage of every efficiency that we could.

                   Some of the highlights of this program are as follows. Vendor contracts were reviewed. Contracts with certain vendors we renegotiated based on new volumes. Certain collection practices were adjusted to reflect the changes in collections and payment patterns. This allows us to use our collection resources more efficiently. Staff levels at both the direct
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                   and administrative level were reviewed and rationalized.
                   Although this step was done very carefully as to not disrupt the revenue or collection cycle. Certain offices were closed or merged into other offices. These changes were designed to counteract the higher direct cost to collections.

                   In connection with the comprehensive streamlining discussed above, the company incurred one-time charges of $12.5 million, or $7.4 million after taxes, during the second quarter. The one-time charges included the elimination or acceleration of certain contractual employment obligations and severance costs related to terminated employees. Also included in the costs were costs related to a decision to change the structure of our healthcare benefit programs from a large singular benefit platform to individual plans across the country. The remainder of the charges related primarily to real estate obligations for closed facilities and equipment rental obligations.

                   Overall our EBIT DA margin for this quarter declined to 20.8% excluding the one-time charges, or 14% if you include the one-time charges. This compares to 22.1% for the same quarter of last year.

                   Net income for the second quarter was $11.8 million, or $0.43 per share on a diluted basis, excluding the one-time charges, or $4.4 million, or $0.17 per share on a diluted basis, including the one-time charges. This compares with income from continuing operations for the second quarter of 2000 of $11.6 million or $0.45 per share.

                   Finally, some notes on financial condition.

                   At June 30, 2001, the Company had $20.4 million of cash and equivalents. During the quarter, approximately $13 million was spent on the acquisition of new portfolios, of which $100,000 was spent in the international division.

                   During the second quarter of 2000, we collected $29.3 million from our purchase portfolios, of which only 61% was recognized as revenue. The remaining 39% went to amortize the purchase price of the acquired portfolios.

                   Capital expenditures in the second quarter were $6 million, which was well below our guidance of $8 million.

                   During the quarter, accounts receivable days increased to 51 days for the second quarter versus 49 days for the first
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                   quarter. This increase was primarily the result of a rise in revenue from growth remittance clients as well as the impact of the economic environment on our own collections.

                   To answer the question asked each quarter before it is asked, cash flows from operations for the quarter were in excess of $10 million.

                   Looking at our financing.

                   In April 2001, we completed the sale of $125 million of 4.75% convertible subordinated notes due in 2006. The notes are convertible into NCO Group common stock at an initial conversion price of approximately $32.92 per share. The $121.3 million of net proceeds from the sale of the notes were used to repay debt outstanding on our credit facility. Half of that repayment was treated as a permanent reduction of the line, and the remainder is available on the revolving credit facility.

                   NCO Group had net repayments during the quarter of $126.3 million, including the $121.3 from the issuance of convertible debt.

                   NCO Portfolio had borrows during the quarter of $2 million against its $50 sub facility with NCO Group. At the quarter end, they had $6.8 million available on that facility. At June 30th, we had $213 million outstanding on our credit facility and $64 million available. We also had approximately $55 million of securitized debt outstanding that was assumed as part of the Creditrust merger.

                   Now I'll turn things back to Michael.

M. Barrist         Thank you, Steven.

                   Just one point of clarification before we jump into questions and answers, the guidance we provided for EPS for the third quarter of a range of $0.40 to $0.44 is before any one-time charges that may result from us making the decision to move our corporate headquarters.

                   Operator, can you open it up for questions and answers please?

Moderator          Our first question comes from Thatcher Thompson. Please state your company name followed by your question.

T. Thompson        Merrill Lynch. Good morning. Mike, I wonder if you could run through some of the metrics you gave a little slower. You had
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                   some efficiency measures, net liquid and efficiency of labor.
                   Could you just go through that one more time and explain what the ratios are and what they tell you?

M. Barrist         I'm trying to give you some broad bands in some of the things that we've been looking at in much detail. The first one was revenue attainment, which is looking at large scale clients to determine the amount of revenue we are driving from a given amount of business. So in other words, a client that you're historically driving $100,000 of revenue on a consistent pool of business sitting here today is driving between $90,000 and $95,000 a month of revenue. So we have lost between 5% and 10% of revenue on a given block of clients, based on who the client is, what the demographics are, what the makeups are, and that is net of improvements we made by throwing extra labor at it.

                   The other thing we talked about was efficiency of labor, which is basically track the ratio of labor to revenue and then determine that we are utilizing between 4% and 6% more labor to do what we do, and some of that is to gain back some liquidity and make the clients happy and just do a better job because I've said one of the dilemmas here is you can't just take a purely financial view of this thing. You have to take a holistic view, which is clients make buy decisions based on performance, and clients are in a buying mode and are once again, since the economy seems to be slowing up and delinquency rising, will be in another buying mode.

T. Thompson        That measure takes into account the number of employees and their wages?

M. Barrist         Yes.

T. Thompson        Okay.

M. Barrist         Then the other is revenue CTE, what we consider a CTE, or a calculated time equivalent, is basically we look at production hours, including over time, normalize them back to 40 hours, so we're basically trying to figure out the equivalent number of bodies we have, because we do use overtime in our business. We track revenue per CTE and that metric has shown a decrease, which you would expect in revenue per employee but the good news is that in the last two months, the revenue for CTE has come back up. It is not exactly where it was, but it's getting pretty close.

                   What you'll find through this analysis is, if you really look at the analysis, the revenue is what the revenue is. I hate to say that. Certainly we could do things to drive more but you break the expense into labor and SG&A. The labor piece of
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                   it we are further ahead in feeling the benefits of the
                   changes we've made because a lot of the SG&A type changes we've made are renegotiations that blend in over a few months. We're feeling the improvements in the labor to revenue relationship already and we'll continue to feel that over time. That's some good news out of that metric.

T. Thompson        Okay. One other question. We've never seen a tax rebate like what we're going to see this summer. How will that impact your collections?

M. Barrist         Theoretically, it should help us. We are working with clients and with our internal people to determine what extra mailings we do or do not want to do. As many people know, the seasonal impact of tax season is very good for us, but tax season is something that people are kind of programmed to and tax season is in the doldrums of the February/March timeframe when people aren't out partying and taking vacations and doing a lot of things that they typically do now. So we, like many people who are trying to get discretionary spending out of consumers, are trying to understand the dynamics of how to get that money out of their hands. This is certainly something we're looking at and it could help us.

S. Winokur         The thing to keep in mind, Thatcher, with that is two things.
                   Number one, some of the lower levels of the population will not be getting those rebates, so those people obviously won't have that affect whereas they do often get tax refunds. And second of all, I've heard some recent things that said if the economy keeps slowing that it's possible people are just going to put that away for savings. Obviously we, like everybody else, have to wait and see what's going to happen with that.

M. Barrist         Right. Like many of the decisions we've been faced with, it's not lets go mail a couple million letters because we'll get everybody's tax refund. That has a huge impact to us. So we're trying to be cautious, take actions that we need to take to try and get that money but we're also not running off and deceiving ourselves that people are just going to turn that money over to us. It's something that's in development.

T. Thompson        One. Last question. The one-time charge, can you detail where that occurred and how much you can save as the result, particularly of eliminating people?

S. Winokur         What do you mean where that occurred?
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T. Thompson        Well, you listed a number of things, steps, you've taken.
                   People, consolidating facilities. I'm trying to figure out precisely what things make up the $12 million and the size.

S. Winokur         The change in the labor, the severance and things of that
                   nature, were just under $6 million. That will result in savings going forward of considerably more then $6 million.
                   The healthcare charge was approximately $5.1 million. The other charges were smaller, the balances are the real estate and some other small things that went in there.

M. Barrist         The healthcare charge is based on a decision that was made now. Some things we needed to do to counteract increases, but we won't feel a benefit of that until next year. Because the decision was made, the charge has to be taken now. The labor stuff. Let me give you kind of range, $400,000 a month diminishing over time but it's a pretty substantial savings of things we've pulled out of our operating budget by taking the one-time charge.

T. Thompson        It would seem that your new guidance is roughly about the
                   same EBIT DA level achieved this quarter and yet, going forward we won't have some of these costs. Is that just caution on your part?

M. Barrist         It's caution on our part. Some of these costs were out of
                   part of the second quarter as well, so based on when the charges were made and when the decisions were made on the people to pull the trigger, some of those people were eliminated earlier.

                   Another metric that we didn't look at was the labor cost inflations, just in going through them again, and that's basically looking at what is an average person in our world costing us. The good news there is they cost us less today than they did a year ago, and that continues to go down and that's a factor of cutting out high price people and replacing them with lower price people. It's also a matter of putting lots of jobs in Canada, as well as we now have 90 to 100 people running in India. Additionally, we're actually further looking to expand our India relationship going forward because the cost of labor there is so cheap. We've approached that cautiously, but it is a success to date and we're going to continue to employ people there. Again, don't discount Canada. With the exchange rate where it is, certainly it is very, very helpful for us to do U.S. work in Canada.

T. Thompson        Okay. Thanks.

Moderator          Our next question comes from Matt Glisonky. Please state your company name followed by your question.

M. Dojo            Actually, this is Marcella Dojo with Willowcreek Capital.
                   Good morning.

M. Barrist         Good morning.

M. Dojo I have a couple questions, if you'll just bear with me. I just wanted to get an idea of why some of these charges are considered one-time charges and not ongoing expenses since they're related to your operations. Then I have a couple of follow-ups if you want to address that first.

S. Winokur         They're one-time charges because we're not saying they're
                   restructuring charges or anything like that because they're not. You're right that they are operating expenses, however they are of a magnitude that they warrant us telling people about them and the fact is they're not going to be recurring.

M. Dojo Why wouldn't you just run it through your expense line, though, in the quarter. Just because they're large?

M. Barrist         In essence, that's what we did. I mean we were pulling them out and telling people about them but in essence, they passed through operating expenses. You know, they are technically an operating expense. They are not a restructuring charge. They are not below the line. They are not pulled out completely separate, but we are advising investors that they are one-time charges that are non-recurring in nature and they're pretty material, so were making people aware of them and what they are and calling them one-time charges. They are not restructuring charges.

M. Dojo Okay. Can you say that with high probability that you're not going to have these kinds of charges going forward for the next couple of quarters?

M. Barrist         I can't tell you with high probability because it is likely that we will have another similar charge in the third quarter relative to where we land when real estate and relocating corporate headquarters. Initially, as we stated in this morning's press release, we're going to keep digging away at expenses and operating efficiency. If there are situations where there's an opportunity to do something today that substantially alters our expense structure and makes us more profitable going forward, we will take that expense today.
                   We'll make the right business decision, but again, it will be an operating expense and we will just tell investors what they are. We don't want to be in a situation where we have one-time nonrecurring expenses every quarter, but the move situation is something that we do know about right now. In the third quarter, we will make a final decision that will be an economic event that will drive a charge of some type.

M. Dojo Okay. You also talked about the DSO's going up. What was the reason for that, and also, what were your allowances for doubtful accounts?

S. Winokur         The reason for the rise in the days is primarily our business is made up of two kinds of clients; we have gross remittances and net remittances. The net remittance is where we take our fee out before we turn the collections over to the client. If you look three to five years ago, 70% percent of our business was net remittance where we got our fees basically with no receivable created. As we've grown and the larger clients that come on, they require us to remit to them gross. Many of our clients have actually shifted from being a monthly remit or a semimonthly remit, to being a daily remit. That's just the nature of the business that we're dealing with. Those changes in the mix create a higher number of days without doing anything else. To some extent, we are feeling the pressures of the economy and people are taking longer to pay their bills.

M. Barrist         Business spending is down and has slowed up and if you look at where we are in days, it's pretty much back where it was at the end of last year. They're not intolerable. We gained some ground in the first quarter but we've given back that gain. The reserve is adequate. In fact, the reserve is slightly higher now than it was, but it's something that we look at pretty carefully client-by-client to make sure that we're okay. The nature is that you've got a client that you bill $2 million a month and they pay consistently in 60 days, I don't want to say that there is nothing we can do about it but unfortunately there is nothing we can do about it.

M. Dojo Okay. My last question is relative to pricing or contingency rates with some of your bigger clients. Obviously you don't want to give up market share or give up some of your big clients. Are you experiencing extra pricing pressure?

M. Barrist         There's always, on any given quarter, a client or a group of clients that are doing something. For example, we just went through it with a large cellular chain where they put together five businesses, and they re-bid the whole thing and the rate came down. That's just business. That's life and that is not driven by the economy right now.

                   Besides that, we have one very large client that has beaten up our fees and actually taken from us over $100,000 a month of revenue for consistent amounts of work with a promise of more work in the future. The issue with that client is an extremely profitable client. There's not much we can do about it. They are under pressure internally to cut expenses and that's how they've chosen to do it.

                   All in all, given the downturn in the economy and the pressures our clients are faced, I'm actually very pleased. In the 80's when there was a big downturn, clients went right into cutting rates and that was a big part of their strategy. Most of them have gotten pretty smart about how rates drive performance and you can get yourself into a circular downward trend. Really only one client is beating us up right now and that's the good news.

M. Dojo            Okay. Great. Thanks a lot.

M. Barrist         Sure.

Moderator          Our next question comes from Bill Warmington. Please state your company name followed by your question.

B. Warmington      Hello, everyone. This is Bill Warmington SunTrust Robinson
                   Humphrey. First question is if you guys could talk a little bit about what's going on in healthcare, in terms of revenue growth, margins and management changes.

M. Barrist         Okay. Healthcare margin has improved steadily. Revenue growth has been modest but we've had growth, which last year we didn't have any growth and there has been no material changes in management there. We still have Al Zezulinski running the sales and marketing business development side and Steven
                   Leckerman running the operations side.

                   The healthcare division is doing well. As you know, we've talked about this before. That is an area that it was difficult to maintain clients, clients didn't know what they wanted from us. Clients are under tremendous spending pressures, and revenue and profitably pressures. The good thing in healthcare is that we haven't lost any more clients. We actually gained a bunch of clients. And that business is actually doing pretty well.

                   The other thing we're working on in healthcare is we've been finishing up deployment of our NCL access product, which is a unique way that we provide technology for outsourcing. We also are engaging in a big five firm to basically certify us HEPA compliant for outsourcing model, which we believe, from a data security perspective and a client needs perspective, will give us a competitive advantage in the marketplace over the several thousand other companies that are out there trying to service hospitals and other healthcare providers.

B. Warmington      The next question is about one of those companies that's out there that is trying to do the same, and it has to do with Perot's acquisition of ARS a few weeks ago. It looked like they were going after the outsourcing market as opposed to necessarily a contingent market, and what does that mean for you guys?

M. Barrist         Well, what I'll tell you is I know who ARS is. I think they do a lot of work on site at the client location and I'm not a big expert of ARS. I know who they are. I know of them. Perot does, like many outsourcing companies, they do provide outsourcing to the healthcare sector for both data center, as well as patient accounting management and they sell ARS, I guess as a strategic fit, they get access to a group of people who have that labor specialization.

                   Outsourcing and healthcare, like outsourcing everywhere else, is a major growth component of business. It's doing well. I will tell you that in healthcare, much like the rest of our business, and this is surprising to many people, outsourcing revenue is less consistent, less stable then bad debt revenue just because you're seen purely as an expense item to the client. So you know volumes go up, volumes go down, they make bad decision based on expenses, but I'm not surprised at Perot Systems would do that and they're not their first consulting firm to ever try to get into our business and I'm sure they won't be the last. I think they'll hopefully be successful at it because they're not buying a pure collection company. They're buying more of an on-site outsourcer, but we'll keep an eye on it and watch it. It doesn't really mean anything to us right now. I don't know if we share any clients or if we have any clients at risk.

B. Warmington      The last question is really a housekeeping one. I just wanted to see, Steven, you went through the components of the debt already. I just wanted to ask if you could repeat that for me. What I'm trying to do is to get the individual pieces, so when you do an evaluation exclude some of the NCPM end pieces.

S. Winokur         Well, there's the $125 million or convertible debt. There's
                   $55 million of securitized with Creditrust. There's $213
                   million outstanding on our credit facility, of which $43.2 million would be over to portfolio. Does that answer you question?

B. Warmington      All right. Thank you very much.

Moderator          Our next question comes from David Scharf. Please state your company name followed by your question.

D. Scharf          Hello. Good morning. It's David Scharf at Jolson Merchant
                   Partners. Michael, it's looks like you've taken a lot of steps on the payroll side. It's never easy to cut jobs, but there are a lot of labor metrics that you've highlighted you can look at. Can you talk more on the SG&A side? It seems like the company is perhaps more fixed costs than originally thought and how much variability or leeway do you have left in the SG&A front to cut there? What are the major cost components besides some of the vendor contract renegotiations that you can still list, still attack?

M. Barrist         Well, you have to keep in mind that both the labor and SG&A, you know, nothing is ever perfect and there's always room.
                   However, we run a pretty tight ship here. We have tried very hard over the years to take advantage of buying power, cut redundant expenses, do all the things we should be doing to leverage margin. So when you look at one of these projects where you need to go in and really cut expenses or improve profitability, and, I hate to use the term cut expenses, you really have to parse it down to components. The labor side was a difficult challenge for us because, as I said, it's a two edged sword on client performance. We have found some things that we can do on the labor side. We've focused a lot on new client engagements and honing down the correct labor to fee ratio earlier in that process. And we've done some things just looking at general productivity, and we made some hard business decisions based on how we have to live in the world that we live in today. We can't sit around and say, "Gee, this wasn't as good as it was yesterday or it will get better tomorrow." Now what I will tell you with labor also is we've done very well in moving that percentage to a better point, and we've done it without cutting or eliminating the things we need to have here as a company. So we still continue to hire professionals and hire accounting and finance assistance people that we need to have to build our business. Steven Winokur is rolling his eyes at me because he doesn't think he gets to hire enough accountants.

                   The SG&A side, as you point out, is a tougher area to focus in on and cut expenses. And if you parse SG&A into the direct side, which is a very big piece of that equation, and you look at letter writing, purchase data, and self contractors we use and attorneys we use, you know you can't go in there and say cut it by 10% like some companies can do with SG&A or like we may be inclined to do in our direct expense. You really need to go in there and understand the relationship that each of those things has to revenue because a cut of 5% or 10% in one of those categories that drops twice that number in revenue off the top line is a negative decision for us, not a positive decision.

                   What we've done is we've gone out and looked at those relationships, looked at the correlation and have tried to hone down number of players, focus on the best performers, get better pricing, but try not to eliminate work product and throughput in exchange for reduced costs. Some of those are cost savings that ramp up over the next few months as the higher volume we've been experiencing rolls out to some of these vendors. That is a process that would have most likely happened and would have happened overtime anyway, because we're pretty good about knowing who we're spending a lot of money with and going in and beating the heck out of them at any given point in time.

                   SG&A is not an easier number to move and is an area in the service side of our business that's bumped up a couple points and most of it, in fact, if not all of it, is in direct expenses we expend. Letter writing is an area where we have spent a lot of time and focus. We have cut back on some area there. We've changed some thresholds for low balance accounts and done some things that we don't think will adversely affect revenue but will save us some money. But again, we're saving hundreds of thousands of dollars a month in some of those categories three or four months out, not millions of dollars.

                   When you get into the direct expense, there are other things we're doing. We're looking at our insurance coverage. Health insurance is really a labor component, but looks more like an SG&A item. We had to beat the heck out of that because that's an area where we've gotten hurt. That's gone up from taking a percent of our EBIT DA service business away across last year and is likely to do that again, and we have some things that we're doing that will not allow it to get any worse. So we've approached it item by item. We've automated our employee expense reporting. We've eliminated cell phones. I mean we've done all the things that were in progress anyway, we've expedited the conclusion of them but at the end of the day, does it cut 2% or 3% margin back into the equation? The answer to that question is no. It doesn't. It cuts a percent to a percent and a half back in in the near-term and then over the next year, we bleed the rest back in. So these are not easy quick fixes that we can make. That when you look at the fact that everything we do for the most part that's meaningful, from an expense reduction standpoint, has another side of the equation or another edge of the sword that really looks at the impact it has on revenue. So that's really why we approached it very cautiously.

                   I, as a CEO, or any other CEO out there, run this business on formulas and experience, so when some major part of your component is changing, a change is one issue. You can react to a change. When it's changing and evolving, I try not to move too many knobs at the same time because it becomes very difficult then to track the reaction to every action I take.

                   I believe sitting here today we've done everything that we can do at this point. We continue to do things each day. We have a lot of stuff tracking for changes. The labor is the good news, which that is really coming into line nicely. The SG&A will follow, but it's not something I can wave a magic wand at and make the missing 5% to 10% of revenue in the contingent business reappear, which, obviously, would solve all these problems in a minute.

D. Scharf          Right. Looking to the second half and the guidance provided,
                   EBITDA margins roughly in line on the service side, which we saw in the second quarter, what are the broad liquidities assumptions for the second half? Are the earnings and EBIT DA guidance based on your assumption that liquidity is going to actually deteriorate in the second half, that the consumer is going to weaken or that it's going to stabilize? I'm really trying to gauge margins in the ultimate downside scenario.

M. Barrist         We have gauged it on June and July to date. We did not gauge it on an average of the quarter because, first of all, it's difficult to do with seasonality in the first quarter. But we saw a marked downturn in June and July. It has been okay, but it's not been worst in June to date, but it has still not been the strongest month. Keep in mind, when I say not the strongest, it's typically a downturn month anyway, so we seasonally affect what we're looking for. But we have based it on the nearer-term view of what the economy looks like and certainly a major change going forward will affect us.

                   Now one thing to keep in mind is our consumers are at the lowest level of this thing. So how many cars get bought in each of the next five months is not going to impact our collectability. Consumer confidence, six months from now, when they figure out what it really was in June, yes that will be meaningful on a graph, but basically we say it's bad, usually the economy takes about two months and they say, "It was bad." We're usually in front of what people know. It doesn't make us some leading economic indicator, it's just the nature of the consumer we deal with is the first person that runs out of money basically or chooses not to spend it.

D. Scharf          Maybe put it another way based on what you've seen in June and July, in terms of deterioration in the last 60 days. Do you see consumer patterns potentially worsening from those levels? Or do you think that's a good benchmark for the rest of the year, since you're a leading indicator?

M. Barrist         Since it got worse, in my opinion, in June and July, I hope it doesn't get any worse beyond that, usually it kind of goes in plateaus. So I'm just assuming right now it stays as it was in June and July. I don't have any way to know that, David. Usually it moves in plateaus. There's no new things that are going to happen in the next few months that is going to affect Joe average bill payer out there. He cares about the stock market but the stock market is in the dumper. I don't see any major catalysts out there. Now we do have an economist on our Board, and I spent about an hour and a half with him last night. His view is the same as everyone else's view, which, you know with economists, they all kind of tend to have the same view is that things are probably choppy.
                   They look a little better right now with some current data that they're going to get a little better. But when you peel that data apart, you look at the major purchase component, you look at the amount of refinancing that's going on at homes, and some of those things driving major purchases that, you know baseline, do I or don't I want to send $100 into pay my own credit card, is probably not getting any better. I don't think it's getting any worse right now either, but that will be yet to be seen.

D. Scharf          Okay. Lastly, can you talk a little more about potentially what broader plans like for moving some call centers to India?

M. Barrist         Yes. Basically what we've done to date is we have a joint
                   venture with a company in India where we have deployed call center representatives for two of our clients, clients where we do early stage outsourcing in the US, so we had good benchmarking and technology in place to manage it. To date, the program has been a success. It has not been easy, I will tell you that much, relative to data security, training and negotiation and that kind of stuff, it's been a very tough environment to deal in but we've gotten to the point that it's working and it's starting to make us believe that there is a huge opportunity for us.

                   Now, based on the small scale of what we have right now, today, it isn't much cheaper to put a body in India then it is to put a body in Canada. However, given the possibility to deploy 500 or 1,000 people over there next year, the costs come way down. So actually Paul Weitzel and myself are going to India during September. We'll have a fact-finding mission and talk to a few other people over there and solidify our plans, as to how we grow that piece of the business either with the current partner or with other partners or in conjunction with our current and other partners. But basically, our goal in going over there is to put in place a process where we can get between 500 and 1,000 people there over the next couple of years.

                   I am not prepared to be like some of the their companies and put half of my workforce there, 70% of my workforce there, because at the end of the day, you have to remember that's it's an unstable country. I mean it's more stable then most countries, but you run the risk there that you wake up one day and your employees aren't allowed to go to work, so we have to be cautious in how we approach it. But I think there is a huge labor arbitrage there for our business. Also, it obviously gives us back a bunch of margin, but it creates a competitive advantage, as well.

D. Scharf          Right. Okay. Thank you.

B. Barrist         Sure.

Moderator          Our next question comes from Jeb Kessler. Please state your company name followed by your question.

J. Kessler         Lehman Brothers. Have you been able to parse out your clients by the types of vertical markets that they are representing some, of which are harder to collect from currently or some of which had not been affected as much, so you can make some judgments when the economy begins to swing which may be recovering better? In other words, are you having trouble with certain types of vertical markets and collectibility worse then others at this point?

M. Barrist         Well, you can do it by vertical market or you can really do it by balance range. You know my view is you parse the consumer business of small balance and large balance. When you pick up large balance, what you end up with is really the banking business, some of the government stuff and student loans, and that has been the worse hit by this situation we're in right now.

                   Small balance, I don't think there's any difference in the consumer, any difference in what's going on other then the fact that you're calling someone and asking them for $80 or $100 or two payments of $50, it's a much easier close. With our motivation skills and things we do, hopefully we can get someone to do that for us as opposed to ... for $10,000.

                   There's a much more hopeless view for someone who is trying to conserve resources.

                   The other piece of the business, which is business to business or commercial, it actually stayed pretty strong and has had some choppiness over the last few months, so we have seen that and that is right in line with what we're seeing in economic data is the small business spending and what not. Part of it is, obviously, that small businesses may not have money to spend because, as we all know, a lot of this is psychological. Do you or don't you, as a small business, want to part with some money to clean up an old bill versus conserve that money for salaries and other things that you may need on a current basis. So that's how I break it up and look at.

                   Internationally, we take a little bit different view, which is mostly Canada and the UK. They never went through the boom times that the U.S. did, so you don't see as much of a change there. The business to business obviously and then consumer breaking up the large and small balance but again, if you just want to look at verticals, you could take student loan, government and bank card and put that in the large balance category and most of the utilities, telecom and healthcare in the small balance category

J. Kessler         Most of my other questions have been answered. Thank you very much.

M. Barrist         Thank you.

Moderator          Our next question comes from Anthony Gillert. Please state your company name followed by your question.

A. Gillert         Livingston Capital. I have two questions. The first is have we had any success on raising prices with our customers? I know you had some tough accounts where that has actually been pushing back but given that this is a tougher and tougher business, have you tried raising prices?

                   The second question is what are your priorities for use of cash and where does stock repurchase fall within there? Do you have any leverage restrictions that would restrict share repurchase?

M. Barrist         On raising prices, I've been in this business 16 years, I
                   shouldn't say I've never seen a price go up but very rarely does a price go up. We work with clients on pricing in the outsourcing side from time to time. We move pricing based on what things cost us and inflation, but the reality is a body costs us less today than it did a year ago, and clients do not like to raise prices. And certainly with the international stuff, we're building some stuff into our contracts to make sure that we're protected on exchange rate.
                   So is our price going to go up? The answer is no. Now on the contingent part of our business, it's pretty much inflation proof because whereas our percentage of fee stays the same, the underlying debts we collect do go up over time and that changes the amount of fee we get. Now given that the economy stays constant, which we all know now has not, so we've had this tail back. So I would not look for any fee increases or pricing changes.

                   Now, one of the things that we've been doing for about a year now is really looking at some of our lower level clients to determine profitability. You break them into small and large clients and you have to look at the small clients in the pool. Because the dilemma is you can go to a doctor's office that you never made a dime on, and in one month the doctor can place a $10,000 surgery. He can collect it in one call and it can become your most profitable healthcare client in an instant. So we are a little more forgiving and look at them in pools in a small client arena. We do have some larger clients though that are not relay profitable for us and we've been revisiting them. Especially in the healthcare side. A couple we've gotten some small adjustments but a bunch of them we've agreed not to do business anymore, when I say small, $5,000 to $10,000 a months of revenue. Most of our larger clients were pretty good at making sure we make the right amount of margin by adjusting workflow and those types of things.

                   As far as stock repurchase, any company that has depressed stock price, and we're no different, obviously looks at that and tries to understand what it would do for us and what the benefit is. We, as a company, have taken a view that to buy back a couple million dollars of stock today at a bargain, will certainly make us happy and feel like we've won or we did something great. But at the end of the day, it's not going to change our EPS materially versus continuing to pay down debt and stick to the knitting of, not just focusing on operating efficiency, but focusing on cleaning up the balance sheet and moving forward that way. That stock repurchase is relatively low on the priority list right now and is something that our Board has approved some bands of it and our lenders are aware and we do have some permissions that we can get very quickly, but really is not a top priority. If you run the numbers and you say go out and spend $10 million in buying back stock, it doesn't really change your EPS material and again, if you need that money later or if you need to drill down on your line, you're better off paying back the bank.

A. Gillert         What would you need the money for? Would you make other
                   acquisitions or more purchases for the portfolio company?

M. Barrist         Portfolio purchases are capped in that the parent has a
                   limited amount of borrowing they've made available to the subsidiary, $50 million, so that is pretty much a defined number and the buying patterns there are very defined, as well. We believe that business would get into trouble if you let it just buy what it can buy. You have to very carefully pick and chose, and grow at a very steady rate.

                   As far as buying other companies, it's been a little over two years since we announced our original moratorium on acquisitions. We did do the Creditrust deal and the spin-off of NCO Portfolio, which has been a very good deal for us and certainly, we look at things as they come down the pike. We're not predisposed never to do an acquisition again, but we look at them pretty carefully to see what does it do for our company strategically. We are a different animal today than we were a couple years ago, so we're pretty cautious of that. But we are looking at pretty much anything that comes on the market, and just going through it and running the drill because it's smart to do that and know what's out there. If something strategic came along that makes us into a better NCO profitability wise, earnings wise, investor wise and long-term growth wise, we would certainly take a look at it.

A. Gillert         Okay. Thank you.

M. Barrist         Sure.

Moderator          Our next question comes from Brandt Sakakeeny. Please state your company name followed by your question.

B. Sakakeeny       Thanks. This is Brandt Sakakeeny from Deutsche Bank. Michael, can you just come back to this revenue attainment number for a second? Do you think this is all sort of economy related or at the margin, are your clients at all getting more sophisticated and better adept at their collections before they fire it up to you?

M. Barrist         It's a common question we get. I believe it's economy related and I'll tell you why I believe that. First of all, there's no new mousetrap out there. Over time when predictive dialers came out and newer technologies came out, the clients had
                   them and we had them and all the bars changes. Liquidity went down because the clients were smarter and our costs went way down because we were smarter. There's been no new mousetrap.
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                   Everything is pretty much the same today as it was a year ago or two years ago. Certainly, analytics have changed a little bit and scoring of accounts and those types of things have gotten a little better but the bottom line is the quality of paper our clients are giving us is something we monitor. We look at the attributes of the paper, the balance, makeup, the demographics, the point scores, and we look at the time referral. We look down the pike to see how it's kind of played out into down to how many people file bankruptcy and those types of things. So we have a pretty good handle of the quality of paper we get, whether it's in the portfolio business we're buying it, or the service business. It's consistent over time.

                   We also are, as you know, with many of our clients, almost all the major clients, they monitor our performance compared to our competition. When you look at a client where your performance is as good or better because in a lot of cases, we had beaten these numbers trying to get more money out of them. We've actually improved our performance with clients, which has worked out well for us on the sales and marketing side, but our performance is as good or better, but you're driving less revenue. It has to be the economy and it's something that they're seeing across the board with all the agencies. So the answer to your question is, I believe, it's purely the economy right now. Those are other driving factors and they do move the bar from time to time. If someone comes out with the worlds greatest collection machine tomorrow, it makes NCO more efficient, there's a pretty high probability the clients are going to all run and buy it and the bar is going to move, but there hasn't been anything like that in the last couple of years.

B. Sakakeeny       Okay. The next question is, historically, some of the natural hedgings of the slowing economy in the business have been sort of the rise of delinquencies and the increased volume.
                   Certainly haven't seen that to any degree and I'm wondering why this period is different. Also, related to that too is historically, turnover rates tend to decline. Can you talk to your turnover rates and have you seen any improvement there that's helping to cut costs?

M. Barrist         The first part of your question was you have not seen a rise in delinquency?

B. Sakakeeny       No. You haven't seen the equivalent rise in delinquencies
                   that would offset the equivalent increase in collection.

M. Barrist         Okay. That is part of the nature of this economic downturn, we'd like to hope it's the same than any prior economic
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                   downturn but none of us really want it to be like the late
                   80's early 90's. We have seen a dramatic increase in flow of business from our clients. And as you know, most of the financial institutions or banks have all talked about higher delinquency and higher charge off numbers and that's a situation that seems to be getting worse right now, not better. We have not seen it to the degree that we saw it in past cycles and that has obviously been a concern of ours.

                   Part of the issue is I think, in going back and looking at this because obviously, we don't just bang around numbers and beat up P&Ls and try to cut expenses. We spend some analytical time trying to figure out what we thought would happen at the beginning of this, what is different and why it's different. One of the things that we've come up with is the pure makeup of a client today is different than it was in the late 80's or early 90's. At that point in time, most of our clients were small to mid-size clients and it was earlier for us to make some of these kind of King Solomon decisions on cutting back workflow and maximizing profitability in those client relationships, and giving up some revenue in order to maintain margin. Where as today, when you have large sophisticated clients that are judging you purely on performance, I don't have the latitude to say, "Well, gee, if I took this engagement from 100 people down to 80 people, yes I would make less revenue but I'd make a 22% margin on it. I don't have the ability to do that with a client because we'll lose business." So I think part of it is the rise in delinquency as bad as it was in prior downturns? The answer is no. But I don't think this downturn is as bad as some of the slowing we saw earlier. But also, I think it is partially who NCO is today and it's something that we've looked at very carefully, as to why our ability to fine-tune some of these client operating levels with the large clients is not as good as it was years ago with mostly small clients and that's a real thing. I can't quantify it right now for you, although we're trying to understand the mathematics of it, but that is a real thing when you think about it, it does make sense. That's been more difficult for us to do and make those decisions. Now at the end of the day, as I've said, we've lost margin. There's no doubt about it. We have gained credibility, raw business, new engagements, and new clients as a result of this by having good performance. So I don't sit here sorry that I kept the performance at a high bar because had we not done that, we would have not gotten the opportunities that we know have staying power that we have today.

B. Sakakeeny       Okay. And the turnover question?

M. Barrist         The turnover rate, our turnover rate, has not improved. I
                   have not seen second quarter numbers yet on turnover rate. If
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                                                                        Page 28

                   you look at the economy, there are lots of layoffs going on right now. That is obviously an issue. Although they're not really in our space. But the other thing to think about is the accounts receivable manager business is really busy right now, so a lot of our employees, the nature of their personality, what makes them good collectors is they shop and surf the help wanted adds on the weekend. Every collection agency and every client is out there trying to hire people. It's a growing industry. A lot of the external drivers that drive people to job-hop are still there and probably worse today than they were a year ago. Now granted, the psychology of a human being in a down turned economy should be, "I don't want to leave a good job I have today." But we have not seen the change yet.

                   Hopefully, we will see a reduction in turnover because that is something that helps our efficiency dramatically. It eliminates churn. It eliminates expense. It makes our people run at a better rate. If we see that, we'll be glad to see that but we have not seen it yet.

B. Sakakeeny       Okay. That's really helpful. I just have two quick finance questions for you, Steven. Can you give us the pro forma provision for income taxes on the NCOG service business? And then also the shares outstanding?

S. Winokur         The shares outstanding is on the press release. The provision for taxes is 41%. If you take the $12.5 million and the 41% off of that, that's where you get the seven, I think it's
                   $7,375 as after the tax cost of the charge, so that flows through.

B. Sakakeeny       So what was your EPS in the service business on a pro forma basis?

S. Winokur         We don't break out the EPS to just the service business.

B. Sakakeeny       You don't. Okay. I do on my model.

S. Winokur         It's hard to do that because the NCO Portfolio piece, you can look at them and say they did $0.29 per share, we own 63% of that but that doesn't mean we get 63% of $0.29 because they have 13,576 shares and we have 29 million if you consider the dilution.

B. Sakakeeny       Right.

M. Barrist         You can take the consolidating schedule though and....

B. Sakakeeny       And peel it apart. Maybe we just should do this offline.
                   That's fine. Thanks.
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Moderator          At this time, there are no additional questions. Please
                   continue with your closing remarks.

M. Barrist         Great. I want to thank everyone for joining us today. As
                   always, you can feel free to call Brian Callahan, or Steven
                   Winokur or myself with any questions and obviously we'll be happy to answer them within the bounds of regulation FD, and our phone number is on the press release. Thank you.

Moderator          Thank you. Ladies and gentlemen, this concludes the NCO Group second quarter conference call. If you would like to listen to a replay of today's conference, please dial 800-405-2236 or 303-590-3000 followed by access number 369598.

                   We thank you for participating. You may now disconnect.